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                                                                   EXHIBIT 3.01


                          CERTIFICATE OF INCORPORATION
                                       OF
                            CONCUR TECHNOLOGIES, INC.


                                    ARTICLE I

       The name of the corporation is Concur Technologies, Inc.

                                   ARTICLE II

       The address of the registered office of the corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, 19801, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

                                   ARTICLE III

       The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

       A. Authorization of Shares

       The total number of shares of all classes of stock which the corporation has authority to issue is one hundred thirteen million (113,000,000) shares, consisting of two classes: sixty million (60,000,000) shares of Common Stock, $0.001 par value per share, and fifty-three million (53,000,000) shares of Preferred Stock, $0.001 par value per share.

       B. Designation of Future Series of Preferred Stock

       The Board of Directors is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding). Subject to approval by the Board of Directors, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote, unless a vote of any other holders is required pursuant to a certificate or certificates establishing a series of Preferred Stock.

       Except as expressly provided in any certificate of designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, any new series of Preferred



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                                                    Certificate of Incorporation


Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock, or any future class or series of Preferred Stock or Common Stock.

         If the certificate of designation creating a series of Preferred Stock so provides, any shares of a series of Preferred Stock that are acquired by the corporation, whether by redemption, purchase, conversion or otherwise, so that such shares are issued but not outstanding, may not be reissued as shares of such series or as shares of the class of Preferred Stock. Upon the retirement of any such shares and the filing of a certificate of retirement pursuant to Sections 103 and 243 of the Delaware General Corporation Law with respect thereto, the shares of such series shall be eliminated and the number of shares of Preferred Stock shall be reduced accordingly.

                                    ARTICLE V

       The Board of Directors of the corporation shall have the power to adopt, amend or repeal the Bylaws of the corporation.

                                   ARTICLE VI

       Election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

                                   ARTICLE VII

       To the fullest extent permitted by law, no director of the corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

       Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this
Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

                                  ARTICLE VIII

       Effective immediately after the closing of an underwritten public offering of shares of the corporation's Common Stock pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission, actions shall be taken by the corporation's stockholders only at annual or special meetings of stockholders, and the corporation's stockholders shall not be able to act by written consent.



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                                                    Certificate of Incorporation


                                   ARTICLE IX

       The name and mailing address of the incorporator is Kevin S. Chou, c/o Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California 94306.

       The undersigned incorporator hereby acknowledges that the foregoing certificate is his act and deed and that the facts stated herein are true.


Dated: August 4, 1998                    /s/ Kevin S. Chou
                                         --------------------------------
                                         Kevin S. Chou, Incorporator